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EXHIBIT 99.1



NEWS RELEASE

                             BAYCORP HOLDINGS, LTD.

                51 DOW HIGHWAY, SUITE 7 - ELIOT, MAINE 03903-2037
                    PHONE (207) 451-9573 - FAX (207) 451-9583

                   BAYCORP ANNOUNCES CLOSING OF SEABROOK SALE

November 1, 2002 --- BayCorp Holdings, Ltd. ("BayCorp") (AMEX: MWH) announced today that BayCorp and the other selling owners closed the sale of approximately 88% of the Seabrook Nuclear Power Plant ("Seabrook") to FPL Group, Inc. ("FPL Group"). Under the purchase and sale agreement and BayCorp's agreement with Northeast Utilities, BayCorp received approximately $113 million for its 15% ownership interest in the Seabrook plant, nuclear fuel and inventory. This amount is net of the top-off amount BayCorp was required to make to fund its share of the Seabrook decommissioning liability. The purchase price is subject to final adjustments that will occur approximately 75 days after closing.

As part of the sale, BayCorp transferred to FPL Group nearly all of its liabilities associated with Seabrook, including the decommissioning liability, and retains all of its cash and other assets in addition to the proceeds from the sale. Other assets of BayCorp include an above-market power sales contract, an equity interest in HoustonStreet, Inc. and expected net operating loss carryforwards of approximately $70 million after the sale of the Seabrook interests.

Commenting on the sale to FPL Group, Frank Getman, BayCorp's President and CEO, stated, "This transaction represents the culmination of our efforts to maximize the value for shareholders of our minority non-operating position in the Seabrook nuclear plant. We are pleased to be able to realize significant cash value while simultaneously shedding the Company of virtually all residual liability associated with Seabrook." Regarding future plans for BayCorp, Getman added, "The Board has not made a final decision on the direction of the Company. This has been a fluid process and now that we have successfully closed the Seabrook transaction, we can ascertain with greater certainty the Company's assets and remaining liabilities. The Board is currently reviewing its alternatives and we expect to announce a decision in the near future."
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ABOUT BAYCORP
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                                                                 [BayCorp Logo]

BayCorp Holdings, Ltd. is an unregulated holding company incorporated in Delaware. Prior to the sale, BayCorp's wholly owned subsidiaries, Great Bay and Little Bay, were electric generating companies whose principal assets consisted of joint ownership in the Seabrook Nuclear Power Plant in Seabrook, New Hampshire. HoustonStreet, Inc., an equity investment of BayCorp, operates HoustonStreet.com, an independent internet-based crude oil and refined products trading exchange.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS CONCERNING ADJUSTMENTS AND LIABILITIES AND ACTIONS OF THE BOARD OF DIRECTORS OF THE COMPANY. FACTORS THAT MAY AFFECT FUTURE RESULTS INCLUDE FUTURE PURCHASE PRICE ADJUSTMENTS, POST-SALE EXPENSES, AND DECISIONS OF THE BOARD OF DIRECTORS. PLEASE REVIEW REPORTS FILED BY BAYCORP WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ADDITIONAL INFORMATION CONCERNING FACTORS THAT COULD AFFECT THE COMPANY'S BUSINESS.

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